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Safeway Inc.

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SAFEWAY INC.

CORPORATE GOVERNANCE GUIDELINES

ADOPTED FEBRUARY 25, 2003

AS REVISED MAY 2, 2004

The Board of Directors (the “Board”) of Safeway Inc. (the “Company”) has adopted the following Guidelines (the “Guidelines”) to assist the Board in the exercise of its responsibilities and to serve the best interests of the Company and its stockholders. These Guidelines should be interpreted in the context of all applicable laws and the Company’s Certificate of Incorporation, Bylaws and other corporate governance documents. The Guidelines are subject to modification from time to time by the Board.

THE BOARD

1.	Director Responsibilities

The responsibility of the Board is to supervise and direct the management of the Company in the interest and for the benefit of the Company’s stockholders. To that end, the Board shall have the following responsibilities, among other things:

(a)	overseeing the conduct of the Company’s business, including evaluating whether the business is being properly managed;
(b)	reviewing and, where appropriate, approving the Company’s major financial objectives, plans and actions;
(c)	selecting and evaluating a well-qualified Chief Executive Officer of high integrity;
(d)	electing a Lead Independent Director;
(e)	reviewing and, where appropriate, approving actions to be undertaken by the Company that would make a material change in the financial structure or control of the Company, the acquisition or disposition of any businesses or asset(s) material to the Company or the entry of the Company into any major new line of business;
(f)	regularly evaluating the performance of the Chief Executive Officer and, with the advice of the Chief Executive Officer, the other executive officers of the Company;
(g)	planning for succession with respect to the position of Chief Executive Officer and reviewing management’s succession planning for the other executive officers; and
(h)	ensuring that the Company’s business is conducted with the highest standards of ethical conduct and in conformity with the Company’s Code of Business Conduct and applicable laws and regulations.

The Board of Directors has delegated to the Chief Executive Officer, working with the other executive officers of the Company, the authority and responsibility for managing the business of the Company in a manner consistent with the standards of the Company, and in accordance with any specific directions of the Board.

2.	Director Qualification Standards

The Nominating and Corporate Governance Committee is responsible for recommending to the Board (1) director nominees for election to the Board at the annual meeting of stockholders and (2) director candidates to fill any vacancies on the Board. In evaluating the suitability of individual Board member candidates, the Nominating and Corporate Governance Committee takes into account many factors, including experience in corporate governance (such as an officer or former officer of a publicly-held company), experience in the Company’s industry, experience as a board member of another publicly-held company, expertise in a specific area of the Company’s operations, education and professional background and existing commitments to other businesses. Each candidate nominee must also possess fundamental qualities of intelligence, honesty, good judgment, high ethics and standards of integrity, fairness and responsibility. Furthermore, non-employee directors must meet the independence requirements of the New York Stock Exchange and the Company’s Director Independence Standards.

In evaluating any nomination, the Nominating and Corporate Governance Committee seeks to achieve a balance of knowledge, experience and capability on the Board.

At least a majority of the non-employee directors must meet the independence requirements of the New York Stock Exchange and the Company’s Director Independence Standards.

In determining whether to recommend a director for re-election, the Nominating and Corporate Governance Committee also considers the director’s past attendance at meetings and participation in and contributions to the activities of the Board.

3.	Independence of the Board

The Board will be comprised of a majority of directors who qualify as independent directors (the “Independent Directors”) under the listing standards of the New York Stock Exchange and the Company’s Director Independence Standards adopted by the Board.

The Board and the Nominating and Corporate Governance Committee will review annually the relationships that each director has with the Company (either directly or as a director, partner, stockholder or officer of an organization that has a relationship with the Company). Following such annual review, only those directors who the Board affirmatively determines have no material relationship with the Company and who meet the Company’s Director Independence Standards in effect at that time will be considered Independent Directors, subject to additional qualifications prescribed under the listing standards of the New York Stock Exchange. The basis for any determination that a relationship is not material will be published in the Company’s annual proxy statement.

4.	Board Leadership

The Independent Directors will elect annually a lead Independent Director (“Lead Independent Director”) to perform certain functions. The Lead Independent Director’s duties will include:

(a)	Presiding at all meetings of the Board at which the Board’s Chairman is not present, including executive sessions of the Independent Directors;
(b)	Serving as a liaison between the Chairman and the Independent Directors;
(c)	Approving information sent to the Board and working to ensure that the directors have information necessary to perform their duties;
(d)	Approving agendas for meetings of the Board;
(e)	Approving schedules for Board meetings to assure that there is sufficient time for discussion of all agenda items;
(f)	Having the authority to call meetings of the Independent Directors;
(g)	If requested by large stockholders, ensuring that he/she is available for consultation and direct communication; and
(h)	Such other duties and rights as the Board may from time to time authorize.

In performing the duties described above, the Lead Independent Director is expected to consult with and solicit the participation of the chairs of the appropriate Board committees. The identity of the Lead Independent Director will be set forth in the Company’s proxy statement for its annual meeting of stockholders.

5.	Size of Board

The Board currently has nine members. The Board believes the current size is appropriate based on the Company’s present circumstances. The Board, however, is receptive to considering additional Board members who meet the qualification standards and who would be an asset to the Board.

6.	Selection of New Directors

Each year at the Company’s annual meeting the stockholders are asked to elect directors. Each year, the Board will recommend a slate of directors for election by the stockholders. In accordance with the Bylaws of the Company, the Board will also be responsible for filling vacancies or newly-created directorships on the Board that may occur between annual meetings of stockholders. The Nominating and Corporate Governance Committee is responsible for identifying, screening and recommending candidates to the entire Board for Board membership, including potential nominees submitted by stockholders. The Nominating and Corporate Governance Committee will consider candidates for director recommended by any stockholder who is and has been for a period of at least six months the beneficial owner of more than 1% of the outstanding shares of Safeway common stock. Candidates nominated by stockholders will be evaluated in the same manner as any candidate identified by a committee member.

The Nominating and Corporate Governance Committee will preliminarily review each potential candidate’s qualifications in light of the Company’s standards for overall structure and composition of the Board and the minimum director qualifications, as set forth herein and in the charter of the Nominating and Corporate Governance Committee, and the candidate’s independence, as set forth in the Company’s Director Independence Standards and the NYSE listing standards. If the Committee determines, after a preliminary inquiry, that the potential candidate may be qualified, the Committee will make an investigation and interview the potential candidate, as necessary, to make an informed final determination. The Nominating and Corporate Governance Committee will select, by majority vote, the most qualified candidate or candidates, as the case may be, to recommend to the Board for approval as a director nominee.

7.	Separate Sessions of Non-Management Directors

The non-management directors (for this purpose, the Independent Directors) will meet in executive session without management directors or management present on a periodic basis, but no less than two times a year. The Lead Independent Director will chair these meetings. In his or her absence, the Independent Directors shall select at the beginning of each such executive session a specific director from those present to chair the meeting.

8.	Limitation on Other Board Service

The Nominating and Corporate Governance Committee and the Board will take into account the nature of and time involved in a director’s service on other boards and/or committees in evaluating the suitability of individual director candidates and current directors. Directors must advise the Chairman of the Board and the chair of the Nominating and Corporate Governance Committee in advance of accepting an invitation to serve on another public company board. It is the policy of the Board that no director shall serve on more than six public company boards, including the Company Board.

Due to the demanding nature of service on the Audit Committee, if a member of the Audit Committee simultaneously serves on the audit committees of the boards of directors of more than three public companies, the Board must determine that such simultaneous service will not impair the ability of the Audit Committee member to effectively serve on the Company’s Audit Committee and must disclose such determination in the Company’s annual proxy statement.

9.	Term Limits

Subject to Section 10 (Retirement), the Board does not believe it is in the best interests of the Company to establish term limits at this time. Additionally, term limits may cause the Company to lose the contribution of directors who have been able to develop, over a period of time, increasing insight into the Company’s business and therefore can provide an increasingly significant contribution to the Board.

10.	Retirement

It is the general policy of the Company that no director may stand for election to the Board after his or her 72nd birthday, nor shall the Board appoint any person to serve as a director who has reached the age of 72.

11.	Compensation

The Company’s executive officers shall not receive additional compensation for their service as directors. The Company’s non-management directors currently receive an annual fee, payable quarterly, and are eligible to participate in the Company’s Deferred Compensation Plan for Directors. The Nominating and Corporate Governance Committee will review and make recommendations to the Board with respect to director cash compensation and benefits. The §162(m) Sub-committee will review and make decisions relating to equity compensation for directors. Non-employee directors also receive as part of their fees options to purchase the Company’s stock.

Director fees are the sole form of compensation that members of the Audit Committee may receive from the Company.

12.	Stock Ownership

It is the policy of the Board that all directors should have a significant financial stake in the Company. To that end, non-employee directors are required to purchase the Company’s stock as a condition to membership on the Board. Within 12 months of joining the Board, each new non-employee director will be required to own a number of shares equal to one year’s director cash compensation divided by the average price per share of Company common stock (calculated based upon the closing share prices during the director’s first 60 days of service). The shares may be acquired by purchasing shares of the Company’s common stock, or by electing, under the Deferred Compensation Plan for Directors, to defer cash compensation payable during the first year after such director joins the Board and having such compensation credited to a stock credit account under the plan. Each current Board member shall own a minimum of 5,000 shares of Company common stock. Each director, so long as he or she remains on the Board, shall maintain ownership of a number of shares of Company common stock at least equal to the minimum number of shares set forth in this Section 12.

It is the policy of the Board that each executive officer of the Company should hold at least a minimum number of shares of the Company’s common stock in accordance with specific policies to be determined by the Chief Executive Officer, subject to approval by the Executive Compensation Committee, or in the case of the Chief Executive Officer as determined by the Executive Compensation Committee.

13.	Change of Status

Any director who resigns or retires from or otherwise terminates his or her present employment, or who materially changes his or her work responsibilities, should tender his or her resignation for consideration by the Board. The Nominating and Corporate Governance Committee will evaluate and make a recommendation as to whether the Board should accept the resignation based on a review of the director’s past performance, whether the director continues to satisfy the Board’s membership qualifications in light of his or her new occupational status, and whether the change impairs in any way the director’s independence or ability to serve on the Board. The resignation will not become effective unless the Board acts to accept the resignation.

14.	Related Party Transactions

It is the policy of the Company that any material transaction involving the Company or any of its subsidiaries in which a director or entity that is affiliated with such director or person who is a member of the immediate family of the director (as defined herein) has had or will have a direct or indirect material interest, shall be entered into only after approval by a majority of the directors who have no present affiliation with such interested director or such entity and who are not members of such director’s immediate family or who do not have (and have not had) a direct or indirect material interest in such transaction (“disinterested directors”), or by a committee comprised entirely of disinterested directors that has been constituted by a majority of disinterested directors.

15.	Board Orientation and Continuing Education of Board Members

The Nominating and Corporate Governance Committee will review and oversee any orientation programs for new directors to familiarize them with, among other things, the Company’s business; strategic plans; significant financial, accounting and management issues; compliance programs; conflicts policies; code of business conduct and ethics; these Guidelines; principal officers; internal auditors and independent auditors.

Each director is encouraged to participate in continuing educational programs in order to maintain the necessary level of expertise to perform his or her responsibilities as a director. Continuing information will be made available to directors in any area determined by the Nominating and Corporate Governance Committee to: (i) relate to the membership criteria of the Board, as described above; or (ii) enable the Board, as a unit, to make a better contribution to the governance of the Company.

16.	Interaction with Institutional Investors, the Press and Customers

The Board believes that management generally should speak for the Company. It is suggested that each director refer all inquiries from institutional and other investors, the press or customers to an appropriate member of senior management.

Communications from stockholders shall be addressed in accordance with Section 20 (Stockholder Communications with Directors).

17.	Board Access to Senior Management

The Board will have complete access to Company management in order to ensure that directors can ask all questions and receive all information necessary to perform their duties. Directors should exercise judgment to ensure that their contact with management does not distract managers from their jobs or disturb the business operations of the Company.

18.	Board Access to Independent Advisors

The Board or any committee may hire independent advisors, as the Board or committee deems necessary, to assist it in evaluating proposals, transactions and information supplied by Company management.

19.	Annual Self-Evaluation

The Board will conduct an annual review of its performance. The Nominating and Corporate Governance Committee will be responsible for establishing the evaluation criteria, implementing the process for such evaluation, as well as making appropriate recommendations for improving performance.

The purpose of the review will be to improve the performance of the Board as a unit, and not to target the performance of any individual Board member. The Nominating and Corporate Governance Committee will utilize the results of the Board evaluation process in assessing and determining the characteristics and critical skills required of prospective candidates for election to the Board.

20.	Stockholder Communications with Directors

Any stockholder may send written correspondence to the Board, the Lead Independent Director, a committee of the Board, the non-management directors or any individual director in his/her capacity as such. The correspondence should be sent to the attention of the General Counsel and include the following information: the name, mailing address and telephone number of the stockholder sending the communication, the number of Company securities owned by the stockholder and, if the stockholder is not the record owner of the Company stock, the name of the record owner. The General Counsel will forward to the Board, the Lead Independent Director, committee or individual director(s), as appropriate, any correspondence which is not more suitably directed to management. The General Counsel will log all correspondence not forwarded to the Board, committee or individuals and will make such log available to the Board.

21.	Policy Regarding Stockholder Rights Plan

It is the Company’s policy to seek stockholder approval prior to its adoption of a stockholder rights plan, unless the Board of Directors determines, with the concurrence of a majority of its independent non-executive members, that, due to timing constraints or other concerns, it is in the best interests of the Company’s stockholders to adopt a stockholder rights plan before seeking stockholder approval.

If a stockholder rights plan is adopted without prior stockholder approval, the stockholder rights plan must provide that it shall expire unless ratified by stockholders within one year of adoption.

22.	Policy Regarding Stockholder Proposals that Receive a Majority Vote

The Nominating and Corporate Governance Committee initially will review and evaluate each stockholder proposal that receives a majority vote at an annual meeting of stockholders of the Company. After such review, the Nominating and Corporate Governance Committee will make a recommendation to the Board of Directors as to how to proceed with respect to the proposal. The Board will review the recommendation of the Nominating and Corporate Governance Committee, make a determination as to whether to implement the proposal as presented, discuss the proposal further with the proponent and/or consider the proposal more in depth prior to making a determination.

BOARD MEETINGS

23.	Frequency of Meetings

The Board will meet at least four times annually. In addition, special meetings may be called from time to time as determined by the needs of the business by the Chair of the Board, the President, the Lead Independent Director or any two directors.

24.	Director Attendance

A director is expected to spend the time and effort necessary to properly discharge his or her responsibilities. Accordingly, a director is expected to prepare regularly for and attend meetings of the Board and all committees on which the director sits (including separate meetings of Independent Directors), with the understanding that, on occasion, a director may be unable to attend a meeting. A director who is unable to attend a meeting is expected to notify the Chair of the Board, the Chair of the appropriate committee or, in the case of a meeting of Independent Directors, the Lead Independent Director, in advance of such meeting, and, whenever possible, participate in such meeting via teleconference.

Each director is expected to attend in person the Company’s annual meeting of stockholders, absent extraordinary circumstances.

25.	Agendas

The Chair will prepare, and the Lead Independent Director will approve, the agenda for each Board meeting with input, as necessary or desired, from the other executive officers and/or directors.

26.	Advance Receipt of Meeting Materials

To the extent feasible, the meeting agenda and any written materials relating to each Board meeting will be distributed to the directors sufficiently in advance of each meeting to allow for meaningful review. Directors are expected to have reviewed and be prepared to discuss all materials distributed in advance of any meeting.

COMMITTEE MATTERS

27.	Number, Name, Responsibilities and Independence of Committees

The Board has established three standing committees to facilitate and assist in the execution of the Board’s duties: audit, executive compensation, and nominating and corporate governance. The §162(m) committee has been established as a sub-committee of the executive compensation committee. The Board may establish or disband its committees from time to time depending upon the circumstances. The specific duties and responsibilities of each of the Board’s standing committees will be set forth in a written charter of each committee, but generally the responsibilities of the current committees are as follows:

(1)	Audit Committee. The Audit Committee reviews the work of the Company’s internal accounting and audit processes and its independent auditors. The committee has sole authority to appoint and terminate the Company’s independent auditors and to approve any significant non-audit relationship with the independent auditors. The committee currently consists of three members, all of whom qualify as ‘independent’ under the listing standards of the New York Stock Exchange and the Company’s Director Independence Standards and the rules and regulations adopted by the Securities and Exchange Commission as mandated by Section 301 of the Sarbanes-Oxley Act.

(2)	Executive Compensation Committee. The Executive Compensation Committee reviews and approves the Company’s goals and objectives relevant to compensation of executive officers, stays informed as to market levels of compensation and, based on evaluations submitted by management, sets compensation levels for the Company’s executive officers that correspond to the Company’s goals and objectives. The Executive Compensation Committee also evaluates the Company’s goals and objectives relevant to the Chief Executive Officer’s compensation, evaluates the Chief Executive Officer’s performance in light of those goals and objectives and sets the Chief Executive Officer’s compensation level based on this evaluation. The committee makes recommendations to the Board with respect to incentive-compensation plans and equity-based plans. The committee also produces an annual report on executive compensation for inclusion in the Company’s proxy statement, in accordance with applicable rules and regulations. The committee currently consists of five members, all of whom qualify as ‘independent’ under the listing standards of the New York Stock Exchange and the Company’s Director Independence Standards.

§162(m) Sub-Committee. The §162(m) Sub-Committee has been established as a sub-committee of the Executive Compensation Committee. The §162(m) Sub-Committee approves grants of stock options to the Company’s executive officers, including the Chief Executive Officer, in accordance with Rule 16b-3 under the Securities Exchange Act of 1934. The §162(m) Sub-Committee also adopts performance goals with respect to performance-based compensation for executive officers, including the Chief Executive Officer, and certifies whether performance goals have been met before performance-based compensation is paid to executive officers in accordance with Rule 162(m) of the Internal Revenue Code of 1986. The §162 Sub-Committee performs any other action required to be performed by a committee of “non-employee directors” (pursuant to Rule 16b-3) and “outside directors” (pursuant to Section 162(m)).

(3)	Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee is responsible for recommending to the Board individuals to be nominated as directors and committee members. This includes evaluation of new candidates as well as evaluation of current directors. The Nominating and Corporate Governance Committee will consider candidates for director recommended by any stockholder who is and has been for a period of at least six months the beneficial owner of more than 1% of the outstanding shares of Safeway common stock. Candidates nominated by stockholders will be evaluated in the same manner as any candidate identified by a committee member. This committee is also responsible for developing and recommending to the Board these Guidelines, as well as reviewing and recommending revisions to these Guidelines on a regular basis. This committee also performs other duties as are described herein. The committee currently consists of three members, each of whom qualifies as ‘independent’ under the listing standards of the New York Stock Exchange and the Company’s Director Independence Standards.

28.	Assignment and Rotation of Committee Members

The Board is responsible for the appointment of committee members and committee chairs. The Nominating and Corporate Governance Committee will review and make recommendations to the Board with regard to the membership composition of the committees. Committee membership will not be rotated on a mandatory basis unless the Board determines that rotation is in the best interest of the Company.

The Board affirmatively requires that each member of the Audit Committee must be financially literate, as determined by the Board in its business judgment or must become financially literate within a reasonable period of time after his or her appointment and that at least one member of the Audit Committee must be an “audit committee financial expert”, as that term is defined in Item 401(h) of Regulation S-K.

29.	Frequency of Committee Meetings

Each committee will meet as often as determined by the needs of the business. It is the responsibility of the directors to attend the meetings of the committees on which they serve.

30.	Committee Agendas

The Chair of each committee, in consultation with the appropriate members of the Committee and with the assistance of the Secretary, will develop his or her committee’s agenda.

31.	Committee Self-Evaluations

Following the end of each fiscal year, each committee will review its performance and charter and recommend to the Board any changes it deems necessary.

LEADERSHIP DEVELOPMENT

32.	Annual Review of Chief Executive Officer

The Executive Compensation Committee, with input from the Chief Executive Officer, shall annually establish the performance criteria (including both long-term and short-term goals) to be considered in connection with the Chief Executive Officer’s next annual performance evaluation. The Executive Compensation Committee shall present its recommendations for performance criteria to the Board for approval. At the end of each year, with the Chief Executive Officer absent, the Board shall meet to review the Chief Executive Officer’s performance. Thereafter, the Board shall meet with the Chief Executive Officer to communicate the results of the review and evaluation.

33.	Succession Planning

The Board will review periodically with the Chief Executive Officer the Company’s succession plan relating to positions held by executive officers.

34.	Management Development

The Board will determine that a satisfactory system is in effect for the education, development and orderly succession of senior and mid-level managers throughout the Company.

DIRECTOR INDEPENDENCE STANDARDS

35.	Majority of Independent Directors

It is the policy of the Board of Directors of Safeway Inc. that a majority of the members of the Board be independent of the Company’s management. For a director to be considered “independent,” the Board must affirmatively determine that the director does not have any direct or indirect material relationship with the Company or its affiliates1 or any member of the senior management of the Company or his or her affiliates. This determination will be disclosed in the proxy statement for each annual meeting of the Company’s stockholders, and a specific explanation will be included only for any director who is not considered independent.

36.	Independence Guidelines

The Board has established the following guidelines to assist it in determining director independence:

(a)	A director will not be deemed independent if, within the preceding five years, (i) the director was employed by Safeway; (ii) an immediate family member[2] of the director was employed by Safeway as an officer; (iii) the director was employed by or affiliated with Safeway’s independent auditor; (iv) an immediate family member of the director was employed by Safeway’s independent auditor as a partner, principal or manager; or (v) a Safeway executive officer was on the compensation committee of the board of directors of a company which employed the Safeway director, or which employed an immediate family member of the director as an officer;

(b)	The following commercial or charitable relationships will not be considered to be material relationships that would impair a director’s independence: (i) if a Safeway director is an executive officer or director, partner and/or holder of a greater than 10% equity interest of another company that does business with Safeway and the annual sales to, or purchases from, Safeway are less than one percent (1%) of the annual gross revenues of the company he or she serves as an executive officer or director, partner and/or holder of a greater than 10% equity interest; (ii) if a Safeway director is an executive officer or director, partner and/or holder of a greater than 10% equity interest of another company which is indebted to Safeway, or to which Safeway is indebted, and the total amount of either company’s indebtedness to the other is less than one percent (1%) of the total consolidated assets of the company he or she serves as an executive officer or director, partner and/or holder of a greater than 10% equity interest; and (iii) if a Safeway director serves as an officer, director or trustee of a charitable organization,

[1]	“Affiliate” means any corporation or other entity that controls, is controlled by or is under common control with the Company, as evidenced by the power to elect a majority of the board of directors or comparable governing body of such entity.
[2]	“Immediate family member” means spouse, parents, children, siblings, mothers- and fathers-in-law, sons-and daughters-in-law, brothers- and sisters-in-law and anyone (other than employees) sharing a person’s home.

and Safeway’s discretionary charitable contributions to the organization are less than one percent (1%) of that organization’s total annual charitable receipts.

(c)	For relationships not covered by the guidelines in subsection (b) above, the determination of whether the relationship is material or not, and therefore whether the director would be independent or not, shall be made by the directors who satisfy the independence guidelines set forth in subsections (a) and (b) above. For example, if a director is the CEO of a company that purchases products and services from Safeway that are more than one percent (1%) of that company’s annual gross revenues, the independent directors could determine, after considering all of the relevant facts and circumstances, whether such a relationship was material or immaterial, and whether the director would therefore be considered independent under the NYSE rules. The Company would explain in its annual proxy statement the basis for any board determination that a relationship was immaterial despite the fact that it did not meet the categorical standards of immateriality set forth in subsection (b) above.

(d)	References to Safeway in this Section 36 include any parent or subsidiary in a consolidated group with the Company.

(e)	References to the director in paragraph (b) of this Section 36 include immediate family members of the director.